U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Capetola,             Robert                    J.
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   (Last)               (First)                 (Middle)

   6097 Hidden Valley Drive
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                                    (Street)

   Doylestown, Pennsylvania    18901
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Discovery Laboratories, Inc. (Discovery)

   DSCO
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

   October 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |X|   Officer (give title below)           |_|   Other (specify below)

                         Chief Executive Officer
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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by one Reporting Person
   |_|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock               10/12/01        P               2,000       A     $2.57    495,746 (1)     D
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Common Stock               09/10/01        G        V      1,300       D     $2.63    495,746 (1)     D
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Common Stock               05/08/01        G        V     16,000       D     $4.12    495,746 (1)     D
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

(1) Excludes 793,863 shares of Common Stock issuable upon exercise of employee stock options previously listed in Table 1 as beneficially owned by Dr. Capetola which are not required to be listed in Table 1 pursuant to Instruction 4(c)(i).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                   2.                                                                                      Deriv-    Form of
                   Conver-                    5.                                7.                         ative     Deriv-  11.
                   sion                       Number of                         Title and Amount           Secur-    ative   Nature
                   or                         Derivative    6.                  of Underlying     8.       ities     Secur-  of
                   Exer-             4.       Securities    Date                Securities        Price    Bene-     ity:    In-
                   cise     3.       Trans-   Acquired (A)  Exercisable and     (Instr. 3 and 4)  of       ficially  Direct  direct
                   Price    Trans-   action   or Disposed   Expiration Date     ----------------  Deriv-   Owned     (D) or  Bene-
1.                 of       action   Code     of(D)         (Month/Day/Year)              Amount  ative    at End    In-     ficial
Title of           Deriv-   Date     (Instr.  (Instr. 3,    ----------------              or      Secur-   of        direct  Owner-
Derivative         ative    (Month/  8)       4 and 5)      Date        Expira-           Number  ity      Month     (I)     ship
Security           Secur-   Day/     ------   ------------  Exer-       tion              of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)         ity      Year)    Code V    (A)   (D)    cisable     Date      Title   Shares  5)       4)        5)      5)
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
Employee Stock     $2.10    09/21/01  A   V     A           09/21/01(1) 09/20/11  Common  125,000  $2.10    793,863    D
Option                                                                            Stock
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
Explanation of Responses:

(1)   This employee stock option is immediately exercisable.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Robert J.Capetola                                        November 7, 2001
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** Signature of Reporting Person                                  Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                  Page 2 of 2